8X8 ANNOUNCES THIRD QUARTER FISCAL 2005 RESULTS

Packet8 Subscriber Lines Increase 54% Quarter-over-Quarter

SANTA CLARA, Calif. (January 27, 2005) - 8x8, Inc. (Nasdaq: EGHT) today announced financial results for its third quarter of fiscal 2005 ended December 31, 2004.

Revenues for the third quarter of fiscal 2005 were $3.0 million, compared with $2.5 million for the second quarter of fiscal 2005 and $3.3 million for the same period of the prior year. The net loss for the quarter was $5.8 million, or $0.13 per share, compared with a net loss of $3.7 million, or $0.09 per share for the second quarter of fiscal 2005 and a net loss of $0.8 million or $0.02 per share for the same period last year. Total revenues for the nine month periods ended December 31, 2004 and 2003, were $7.6 million and $7.3 million, respectively. Net losses for the nine month periods ended December 31, 2004 and 2003, were $12.2 million, or $0.28 per share, and $1.5 million, or $0.05 per share, respectively.

Total recognized revenues for the Company's Packet8 VoIP service and related equipment sales increased to $2.7 million for the quarter ended December 31, 2004, compared with $2.1 million for the second quarter of fiscal 2005, an increase of approximately 30%. As of December 31, 2004, the Company had approximately 40,000 Packet8 subscriber lines in service as compared to approximately 26,000 at September 30, 2004, a 54% increase. Packet8 revenues for the nine months ended December 31, 2004, were $6.2 million as compared to $0.6 million for the nine months ended December 31, 2003, a 933% increase.

At the end of the third quarter of fiscal 2005, 8x8's balance sheet, including cash and cash equivalents, short-term investments, and restricted cash, totaled $23.0 million.

"8x8 made great strides in calendar 2004, not just in terms of subscriber growth, but in a number of other key areas," said Bryan R. Martin, 8x8's Chairman & CEO. "In addition to our new product and service introductions, the first to market Packet8 VideoPhone and small business Virtual Office service, we significantly broadened our visibility at retail with the addition of Comp USA's 226 U.S. locations. Our distribution channels now include retail, online and numerous resellers and distributors serving Packet8 customers worldwide."

About 8x8, Inc.

8x8, Inc. offers the Packet8 (http://www.packet8.net) VoIP (voice over internet protocol) telephone and videophone communications service, the DV 326 Broadband VideoPhone and the Packet8 Virtual Office. For additional company information, visit 8x8's web site at http://www.8x8.com.

NOTE: 8x8, the 8x8 logo, Packet8, the Packet8 logo and Packet8 Virtual Office are trademarks of 8x8, Inc. All other trademarks are the property of their respective owners.

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MEDIA RELATIONS CONTACT:
 Joan Citelli
JCitelli@8x8.com
 (408) 316-1290

Financial Tables To Follow

8x8, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts; unaudited)

                                                Three Months Ended     Nine Months Ended
                                                   December 31,          December 31,
                                               --------------------  --------------------
                                                 2004       2003       2004       2003
                                               ---------  ---------  ---------  ---------
Product revenues............................. $     632  $     337  $   1,918  $   1,948
License and service revenues.................     2,332      2,952      5,646      5,390
                                               ---------  ---------  ---------  ---------
          Total revenues.....................     2,964      3,289      7,564      7,338
                                               ---------  ---------  ---------  ---------

Operating expenses:
  Cost of product revenues...................     1,073        413      2,862      1,320
  Cost of license and service revenues.......     1,442      1,444      3,492      1,943
  Research and development...................       784        522      2,044      2,222
  Selling, general and administrative........     5,650      1,672     11,785      4,167
                                               ---------  ---------  ---------  ---------
          Total operating expenses...........     8,949      4,051     20,183      9,652
                                               ---------  ---------  ---------  ---------
Loss from operations.........................    (5,985)      (762)   (12,619)    (2,314)
Other income, net............................       145          8        460        807
                                               ---------  ---------  ---------  ---------
Net loss..................................... $  (5,840) $    (754) $ (12,159) $  (1,507)
                                               =========  =========  =========  =========

Net loss per share:
   Basic and diluted......................... $   (0.13) $   (0.02) $   (0.28) $   (0.05)

Weighted average number of shares:
   Basic and diluted.........................    46,718     33,549     42,862     30,693

8x8, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

                                                     December 31,     March 31,
                                                         2004            2004
                                                    --------------  --------------
ASSETS
Current assets:
  Cash, cash equivalents and investments.......... $       22,721  $       13,249
  Restricted cash.................................            250             800
  Accounts receivable, net........................          1,493             608
  Inventory.......................................          1,784              98
  Other current assets............................          2,241             645
                                                    --------------  --------------
          Total current assets....................         28,489          15,400
Property and equipment, net.......................          1,464             158
Intangibles and other assets......................             14              13
                                                    --------------  --------------
                                                   $       29,967  $       15,571
                                                    ==============  ==============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................ $        3,202  $          854
  Accrued compensation............................            520             415
  Accrued warranty................................            190             194
  Deferred revenue................................          1,831             547
  Other accrued liabilities.......................            944             559
                                                    --------------  --------------
          Total current liabilities...............          6,687           2,569
                                                    --------------  --------------

Other liabilities.................................            217             216
                                                    --------------  --------------

Total stockholders' equity........................         23,063          12,786
                                                    --------------  --------------
                                                   $       29,967  $       15,571
                                                    ==============  ==============